Exhibit 10.3

October 20, 2023

R. Kevin Klass

2004 N. Steele Circle

Mesa, AZ 85207

Dear Kevin:

On behalf of Zomedica Inc., I am pleased to extend an offer of employment to you for the full-time position of Senior Vice President, Sales, reporting to the CEO.

Start Date.  Your proposed start date is November 6, 2023.

Base Salary.   Your bi-weekly salary will be $10,961.54 (equivalent to $285,000 per year). You will also be eligible for a bonus equal to 50% of your base salary (pro-rated for 2023), dependent upon goals and objectives established by Zomedica and your manager.

Equity Position. You will be awarded an option to purchase 2,000,000 shares of Zomedica common stock at a strike price equal to the closing price of our stock on the later of the trading day of the formal approval of your options at a regularly scheduled meeting of the Zomedica Board of Directors or your employment date. Your options will vest over a four-year period of time with a vesting schedule of 25% per year.

Benefit Plans.  You will be eligible for all Zomedica benefit plans offered to Zomedica employees according to the terms of those plans, effective the first of the month following date of hire. This includes medical insurance, a 401(k) plan, and employer-paid vision, dental, short-term disability, long-term disability, and life insurance.

PTO.  In addition to Zomedica’s ten paid holidays and two floating holidays in a full calendar year, you will enjoy three weeks of PTO annually. Accrual of PTO begins on your first day of employment.

Severance. In the event that the Company exercises its right to terminate your employment without cause, then the Company shall pay you an amount equal to six months of base salary over the six-month period following the termination date, in accordance with the Company’s payroll process and procedures, subject to applicable tax withholdings.

Change of Control.  In the event that Zomedica experiences a “change of control,” and you are separated from Zomedica as a result, you will be provided a severance payment of one year’s base salary. Severance will be paid in a lump sum on the Company’s first ordinary payroll date following your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code), subject to any delay required under Treasury Regulation Section 1.409A-3(i)(2). For purposes of this letter, a “change of control” shall mean a “change of control of the Corporation” as defined in Zomedica’s Amended and Restated Stock Option Plan (as in effect on the date hereof and filed with the U.S. Securities and Exchange Commission).

This offer of employment is not intended to, nor does it, constitute a contract of employment. Your employment with Zomedica Inc. will be on an at-will basis, consistent with applicable law. This offer is subject to the successful completion of background checks, and signature to a confidentiality, non-compete, and non-solicitation agreement.

We acknowledge that you have an existing Employee Confidential Information, Inventions and Non-Competition Agreement with Heska Corporation dated October 8, 2012. We intend to comply with the legal requirements of the agreement, and ask that you (i) refrain from sharing any Confidential Information (as defined in that agreement) with us, and (ii) that you avoid soliciting Heska employees, contractors or customers for the purpose of modifying their relationship or diverting business away from Heska during the required periods of time set forth in that Agreement.

We have a lot of exciting work ahead of us! We are confident that you will be a significant addition to our Company and look forward to having you join our team and share in our success!

Please indicate your acceptance of this offer by signing this letter and returning it to me on or before October 23, 2023 at which time it will expire unless fully executed.

Sincerely,

/s/ Kristin Domanski

Kristin Domanski

VP of Human Resources

Acceptance:

My signature below indicates I fully agree to the terms of the employment offer designated above.

/s/ R. Kevin Klass	Oct 20, 2023
R. Kevin Klass	Date

100 Phoenix Drive, Suite 125, Ann Arbor, MI 48108  |  P: +1 734-369-2555   |   F: +1 734-436-4135  |  www.zomedica.com